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                                                                     EXHIBIT 8.1


                             [JONES DAY LETTERHEAD]

                                 April 28, 2004

ALBERTSON'S, INC.
250 Parkcenter Boulevard
P.O. Box 20
Boise, Idaho  83726


Ladies and Gentlemen:

      We have acted as special tax counsel in connection with the offering by Albertson's, Inc., a Delaware corporation (the "Company"), of certain Hybrid Income Term Security Units (the "Units"). We have participated in the preparation of the Registration Statement on Form S-3 (File No. 333-113995) and the Preliminary Prospectus, dated April 28, 2004, relating to the Units (the "Prospectus").

      Subject to the assumptions, limitations and qualifications described below, it is our opinion that the discussion set forth in the Prospectus under the caption "Certain United States Federal Income Tax Consequences" is an accurate summary of relevant law in all material respects.

      In connection with our opinion, we have examined such documents, records, and matters of law as we have deemed necessary. Our opinion is based upon the relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations issued thereunder, published administrative rulings and procedures of the Internal Revenue Service (the "Service"), and judicial decisions in effect on the date of this letter. These authorities are subject to either prospective or retroactive change and we can provide no assurance as to the effect of any change on the conclusion reached in our opinion. We further note that no federal statutes, judicial decisions, or regulations address the appropriate tax treatment of securities with terms and provisions substantially the same as the Units and that application of these authorities to the Units is a matter of interpretation. Our opinion does not relate to or purport to cover the laws or regulations of any jurisdiction other than the United States of America.

      In arriving at our opinion we have relied, without independent verification, (i) with the consent of Banc of America Securities LLC ("Banc of America") and the Company, upon representations contained in a letter dated April 28, 2004 (or, if executed later, in a form substantially identical to the form of such letter in the draft of even date) and addressed to the Company from Banc of America, and (ii) with the Company's consent, upon representations contained in a letter dated April 28, 2004 (or, if executed later, in a form substantially identical to the form of such letter in the draft of even date) and addressed to us from the Company, as to certain facts.

      We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                       Very truly yours,


                                       /s/ Jones Day